Exhibit 10.26

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 27th day of February 2019, by and between Clovis Oncology UK Limited (the “Employer”), Clovis Oncology, Inc. (the “Parent”) and Dr. Lindsey Rolfe (the “Employee”).  For purposes of this Agreement, references to the “Company” shall be deemed to refer to the Employer and to the Parent, collectively, as well as to the Employer or the Parent, individually, in each case, as context required.

W I T N E S S E T H  :

WHEREAS, Employee is currently employed by the Employer and also serves as the Executive Vice President of Clinical and Preclinical Development and Pharmacovigilance, and Chief Medical Officer of the Parent; and

WHEREAS, the Employer desires to continue to employ Employee and to enter into this Agreement embodying the terms of such employment, and Employee desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1. Definitions.

(a)  “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred prior to the date of termination in accordance with Section 7 hereof, and (iii) any benefits provided under the Employer’s employee benefit plans upon a termination of employment (excluding any employee benefit plan providing for severance or similar benefits), in accordance with the terms contained therein.

(b)“Agreement” shall have the meaning set forth in the preamble hereto.

(c)“Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d)“Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Employee pursuant to Section 4(a) hereof.

(e)“Board” shall mean the Board of Directors of the Employer. However, the Board of Directors of the Employer may, at its discretion, allow the Board of Directors of the Parent to make certain decisions in relation to the Employee’s employment. In those circumstances, the term “Board” shall be read to mean the Board of Directors of the Parent.

(f)“Change in Control” shall have the meaning ascribed to such term in the Stock Incentive Plan.

(g)“Company” shall have the meaning set forth in the preamble hereto.

(h)“Company Group” shall mean the Employer, the Parent, and any direct or indirect subsidiaries of the Employer and the Parent.

(i)“Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group. Prior to any time that such a committee has been designated, the Board shall be deemed the Compensation Committee for purposes of this Agreement.

(j)“Disability” shall mean any physical or mental disability or infirmity of Employee that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(k)“Employee” shall have the meaning set forth in the preamble hereto.

(l)“Good Reason” shall mean, without Employee’s consent, (i) a material diminution in Employee’s title, duties, or responsibilities as set forth in Section 3 hereof such that Employee is no longer serving in a senior executive capacity for the Parent, (ii) a material reduction in Base Salary set forth in Section 4(a) hereof or Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), (iii) the relocation of Employee’s principal place of employment (as provided in Section 3(c) hereof) more than fifty (50) miles from its current location, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Employee acknowledges and agrees that her exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 8(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the Company reasonably believes that Employee may have engaged in conduct that could constitute Just Cause hereunder, the Company may, in its sole and absolute discretion, suspend Employee for up to sixty (60) days from performing her duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(m)“Just Cause” shall mean that the Company, acting in good faith based upon the information then known to it, determines that (i) Employee has committed or engaged in negligent or willful conduct that is likely to be detrimental to the Company or any member of the Company Group; (ii) Employee has engaged in acts which constitute theft, fraud, or other illegal or dishonest conduct which are considered to be harmful to the Company or any member of the Company Group as determined by the majority vote of its Board; (iii) Employee has willfully disobeyed the reasonable and lawful directives of any superior officer or the Board; (iv) Employee has refused or is unwilling to perform her job duties; (v) Employee has failed adequately to perform her job duties; (vi) Employee has demonstrated habitual absenteeism; (vii) Employee is substantially dependent on alcohol or any controlled substance or violates any general Company policy with regard to alcohol or controlled substances; (viii) Employee has engaged in acts which constitute sexual or other forms of illegal harassment or discrimination; (ix) Employee makes public remarks that disparage the Company, the Board, or its officers, directors, advisors, employees, affiliates or subsidiaries; (x) Employee violates her fiduciary duty to the Company, or her duty of loyalty to the Company; (xi) Employee materially breaches any term of this Agreement or the Non-Interference Agreement. The parties acknowledge that this definition of “Just Cause” in not intended and does not apply to any aspect of the relationship between the Company and Employee beyond determining Employee’s eligibility for severance pay pursuant to Section 8 below.

(n)“Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement by and between then Employee and the Parent, dated even herewith.

(o)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(p)“Release of Claims” shall mean an agreement in writing between the Company and the Employee under which the Employee agrees to waive her UK employment claims and any other relevant claims against the Employer and any member of the Company Group.  Such agreement shall satisfy the requirements of s203(3) of the Employment Rights Act 1996 and similar provisions in other UK statutes, as well as any other applicable laws or statutes, and shall be in the form prescribed by the Company.

(q)“Severance Benefits” shall have the meaning set forth in Section 8(g) hereof.

(r)“Severance Term” shall mean the six (6) month period following Employee’s termination by the Company without Just Cause (other than by reason of death or Disability) or by Employee for Good Reason; provided, that if such termination occurs within twelve (12) months following a Change in Control, the Severance Term shall be the twelve (12) month period following such termination.

(s)“Stock Incentive Plan” shall mean the Clovis Oncology, Inc. 2011 Stock Incentive Plan, as the same may be amended and/or restated from time to time.

(t)“Target Bonus” shall have the meaning set forth in Section 4(b) hereof.

(u)“Term” shall mean the period specified in Section 2 hereof.

(v)“UK Confidentiality Agreement” shall mean the Confidential Information, Invention Assignment and Non-Solicitation Agreement by and between the Employee and the Employer, dated May 23, 2017.

Section 2. Acceptance and Term.

The Employer agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein. The Term shall be deemed to have commenced on April 1, 2010 and shall continue until terminated in accordance with Section 8 hereof.

The Employee warrants that she is eligible to work in the UK without restrictions and has shown the Company her EU passport.

Section 3.Position, Duties, and Responsibilities; Place of Performance.

(a)Position, Duties, and Responsibilities. During the Term, Employee shall be employed and serve as the Executive Vice President of Clinical and Preclinical Development and Pharmacovigilance and Chief Medical Officer of the Parent (together with such other position or positions consistent with Employee’s title as the Board shall specify from time to time) and shall have such duties and responsibilities commensurate with such title. Employee also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation. During the Term, Employee shall report to the Chief Executive Officer of the Parent.

(b)Performance. Employee shall devote her full business time, attention, skill, and best efforts to the performance of her duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing her personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of her duties and responsibilities hereunder.

(c)Principal Place of Employment. Employee’s principal place of employment shall be in Sheraton House, Castle Park, Cambridge, CB3 OAX although Employee understands and agrees that she may be required to travel from time to time for business reasons.

Section 4.Compensation.

During the Term, Employee shall be entitled to the following compensation:

(a) Base Salary. Employee shall be paid an annualized Base Salary equivalent of $435,000 USD (gross) per year, configured and payable in GBP, by 12 calendar monthly payments in arrears, net of deductions, by direct transfer. The monthly GBP payment will be determined at the beginning of each month, to allow for fluctuations in exchange rates. Increases, if any, may be approved in writing by the Compensation Committee at its sole discretion. There is no obligation to award an increase.

(b)Annual Bonus. Employee shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 45% of Base Salary (the “Target Bonus”), with the actual Annual Bonus payable being based upon the level of achievement of annual corporate and individual performance objectives for such fiscal year, as determined by the Compensation Committee in its sole and absolute discretion and communicated to Employee. The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company, provided the Employee is still employed and not under a period of notice on the payment date.

Section 5.Benefits.

During the Term, Employee shall be entitled to the following benefits:

(a)Pension Scheme.

The Employer will contribute 6% of the Employee’s regular annual salary towards a pension scheme with no employee contribution required. This provision will be in place only until such time as the Employer puts a scheme to meet its automatic enrolment obligations.

Once the automatic enrolment pension scheme is in force, the Employer will enroll the Employee into a workplace pension scheme (“Workplace Scheme”) and contribute towards the Workplace Scheme. Once the Employee is enrolled into the Workplace Scheme, the Employer will cease to make a contribution of 6% of the Employee’s regular annual salary per month to a personal pension scheme; due to the Employer contributions to the Workplace Scheme superseding this requirement.

Details of the Workplace Scheme, including Employer contributions, will be discussed and provided to the Employee in writing as necessary.

(b)Other Benefits.

The Employer will pay for health, life, critical illness and income protection insurance.

(c)Holidays.

i.	The Employee will be paid for public holidays as declared and advised by the Employer.
ii.

The holiday year runs from 1 January to 31 December. Holiday entitlements cannot usually be carried over to the following year (see latest version of the staff handbook for possible exceptions). The Employee shall be entitled to have any outstanding and accrued holiday entitlement paid to the Employee as additional remuneration on the termination of the Employee’s employment with the Employer as calculated in accordance with the terms of this clause.

iii.

All holiday dates must be approved by the person to whom the Employee is responsible. No more than 10 days’ holiday may be taken at any one time unless prior consent is obtained from the person to whom the Employee reports.

iv.

On engagement the Employee shall be entitled to twenty-five days in each holiday year in addition to all statutory and public holidays. This includes up to 3 Employer nominated days used to cover the Christmas period.

v.

If the Employee’s employment starts or finishes part way through the holiday year, the Employee’s holiday entitlement during that year shall be calculated on a pro-rata basis, for each complete month of the Employment during that holiday year, rounded up to the nearest half day.

vi.

On termination of the Employment the Employee shall be required to repay to the Employer any salary received for holiday taken in excess of their accrued entitlement, calculated up to the date of termination.

(d)Sickness or Injury.

If the Employee is absent from work due to sickness or injury it is important that the Employer is notified immediately by email or telephone, and certainly no later than 7:00am on the day of absence. The Employee is also required to provide, so far as practicable, an expected date of return to work.

i.

For periods of absence up to seven days, the Employer may require a “self certificate” to be completed. From the eighth day, the Employee will require a certificate from the Employee’s doctor, repeated at weekly intervals if the Employee is still unable to come to work.

ii.

If the Employee is absent from work for more than three days by reason of incapacity and the Employee satisfies the relevant requirements, the Employee will be entitled to statutory sick pay. The Employee’s qualifying days for statutory sick pay purposes are Monday to Friday.

iii.

It is entirely within the Employer’s discretion as to whether to make up the difference between the Employee’s salary and statutory sick pay or any disability benefit or allowance received by the Employee during periods of sickness or incapacity; in the event that it does, the Employer reserves the right, at any time without prior notice, to suspend or reduce payment of the Employee’s salary at its discretion during any periods of absence for any reason.

iv.

Whilst the Employer will normally be sympathetic to cases of genuine sickness or accident, prolonged or persistent absence may cause concern about an employee’s ability to carry out their work. In this case, consideration may be given to the termination of an employee’s employment.

Nothing contained herein shall be construed to limit the Employer’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved.

Section 6.Key-Man Insurance.

At any time during the Term, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 7.Reimbursement of Business Expenses.

During the Term, the Company shall pay (or promptly reimburse Employee) for documented, out-of-pocket expenses reasonably incurred by Employee in the course of performing her duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

Section 8.Termination of Employment.

(a)General. The Term shall terminate upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Just Cause, and (iv) a termination by Employee with or without Good Reason.

(i)Subject to section 8(a)(ii) below, 90 days’ notice of termination, in writing, is required by either party.

(ii)The Company shall be entitled to terminate the Employee’s employment summarily and without notice or payment in lieu of notice in the event that the Employee is found guilty of having committed an act of gross misconduct under the Employer’s Disciplinary Procedure.

(iii)The Company may (but shall not be bound to) terminate the Employee’s employment with immediate effect by paying her a sum equal to her Base Salary for the period of notice that is still to run (a “payment in lieu of notice”).

(iv)The Company reserves the right to require the Employee not to attend work and not to undertake all or any of her duties during any period of notice (whether given by her or by the Company) provided always that the Company shall continue to provide the Employee with her Base Salary and other benefits during the period of her notice (“Garden Leave”). During such a period of Garden Leave, the Employee shall owe a duty of the utmost good faith to the Company and must not work for any other person or on their own account and shall remain readily contactable and available to work for the Company.

Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Employee holds with the Company or any other member of the Company Group and hereby agrees to execute any documents that the Company (or any member of the Company Group) determines necessary to effectuate such resignations.

(b)Termination Due to Death or Disability. Employee’s employment shall terminate automatically upon her death. The Company may terminate Employee’s employment upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. Upon Employee’s death or in the event that Employee’s employment is terminated due to her Disability, Employee or her estate or her beneficiaries, as the case may be, shall be entitled to (in addition to any statutory benefits which apply):

(i)The Accrued Obligations; and

(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2% months following the last day of the fiscal year in which such termination occurred.

Following Employee’s death or a termination of Employee’s employment by reason of a Disability, except as set forth in this Section 8(b), Employee shall have no further rights to any compensation or any other contractual benefits under this Agreement.

The Company will take medical advice and consult with the Employee before terminating her employment on the grounds of Disability. The

Company will also consider whether there are any alternatives to termination of employment, such as adjustments to her role or a move into an alternative vacancy, prior to terminating the Employee’s employment on the grounds of Disability. Being diagnosed with a disability by no means makes dismissal inevitable. However, it is possible that the Employee’s employment may be terminated on the grounds of a Disability.

(c)Termination by the Company with Just Cause.

(i)The Company may, subject to the rules of its Disciplinary Procedure and / or any other relevant procedure, terminate Employee’s employment at any time with Just Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that with respect to any Just Cause termination relying on clause (iv) or (v) of the definition of Just Cause set forth in Section 1(m) hereof, to the extent that such act or acts or failure or failures to act are curable., Employee shall be given not less than ten (10) days’ written notice by the Board of the Company’s intention to terminate her for Just Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Just Cause is based, and such termination shall be effective at the expiration of such ten (10) day notice period unless Employee has fully cured such act or acts or failure or failures to act that give rise to Just Cause during such period.

(ii)In the event that the Company terminates Employee’s employment with Just Cause, she shall be entitled only to the Accrued Obligations and, save where Clause 8(a)(ii) above applies, a period of notice or a payment in lieu of notice in accordance with Clause 8(a)(iii). Following such termination of Employee’s employment with Just Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d)Termination by the Company without Just Cause. The Company may terminate Employee’s employment at any time without Just Cause, effective upon Employee’s receipt of written notice of such termination. In the event that Employee’s employment is terminated by the Company without Just Cause (other than due to death or Disability), Employee shall, in addition her entitlement to a period of notice or a payment in lieu of notice as set out above, provided she enters into a Release of Claims under the terms offered to her by the Company, be entitled to:

(i)The Accrued Obligations;

(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2% months following the last day of the fiscal year in which such termination occurred;

(iii)Continued payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices;

(iv)Subject to Employee’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month of the Severance Term, the Company will pay Employee an amount equal to the “applicable percentage” of the monthly COBRA premium cost (which, for purposes hereof, shall be the percentage of Employee’s health care premium costs covered by the Company as of the date of termination); provided, that the payments pursuant to this clause (iv) shall cease earlier than the expiration of the Severance Term in the event that Employee becomes eligible to receive any health benefits, including through a spouse’s employer, during the Severance Term; and

(v)In the event that such termination occurs within twelve (12) months following a Change in Control:

(A)accelerated vesting of all of Employee’s stock options and other equity-based awards and continued exercisability of Employee’s stock options in accordance with the terms of the plan document governing such awards; and

(B)an amount equal to the Target Bonus, payable in substantially equal monthly installments during the Severance Term.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv), and (v) above shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Non-Interference Agreement. Following such termination of Employee’s employment by the Company without just Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company without Just Cause shall be receipt of the Severance Benefits.

(e)Termination by Employee with Good Reason. Employee may terminate her employment with Good Reason by providing the Company ninety (90) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event.  During the 10 day period following the receipt of such a written notice, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of her notice period, and Employee shall, provided she enters into a Release of Claims under the terms offered to her by the Company, be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Just Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits. The decision as to whether the Employee has Good Reason is at the sole and unfettered discretion of the Company. If the Company deems that the Employee does not have Good Reason, then her termination will be treated as a termination by Employee without Good Reason.

(f)Termination by Employee without Good Reason. Employee may terminate her employment without Good Reason by providing the Company ninety (90) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g)Release of Claims. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any applicable revocation period contained in such Release of Claims) by any execution deadline specified in such Release of Claims. If Employee fails to execute the Release of Claims in such a timely manner or, to the extent applicable, if Employee revokes her acceptance of such release, Employee shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to any execution deadline, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such execution deadline, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Employee’s death or Disability, Employee’s obligations herein to execute and not revoke the Release of Claims may be satisfied on her behalf by her estate or a person having legal power of attorney over her affairs.

As above, in order to receive any Severance Benefits. the Employee will also be required to enter into a Release of Claims under the terms offered to her by the Company.

Section 9.Non-Interference Agreement and UK Confidentiality Agreement.

As a condition of Employee’s employment hereunder, Employee has executed and delivered to the Company the Non-Interference Agreement and the UK Confidentiality Agreement.  The parties hereto acknowledge and agree that this Agreement, the Non-Interference Agreement and the UK Confidentiality Agreement shall be considered separate contracts, and the Non-Interference Agreement and the UK Confidentiality Agreement will survive the termination of this Agreement for any reason.  The Non-Interference Agreement and the UK Confidentiality

Agreement shall be coextensive and the restrictions in each shall apply in addition to, and not in lieu of, the restrictions in the other and in any similar agreements.

Section 10.Representations and Warranties of Employee.

Employee represents and warrants to the Company that:

(a)Employee is entering into this Agreement voluntarily and that her employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by her of any agreement to which she is a party or by which she may be bound;

(b)Employee has not violated, and in connection with her employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which she is or may be bound; and

(c)in connection with her employment with the Company, Employee will not use any confidential or proprietary information she may have obtained in connection with employment with any prior employer.

Section 11.Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes.

Section 12.Set Off; Mitigation.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Employee shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(iv) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 13.Successors and Assigns; No Third-Party Beneficiaries.

(a)The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Employee’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which the Employee’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Employee’s consent will not be required in connection therewith.

(b)Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(c)No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 13(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement.

Section 14.Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 15.Severability.

If any covenants or such other provisions of this Agreement arc found to be invalid or unenforceable by a final determination or a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 16.Governing Law and Jurisdiction.

These terms and conditions of employment shall be construed in accordance with the laws of England and Wales and the parties hereto submit to the jurisdiction of the courts of England and Wales as regards any claim, dispute or matter arising out of or relating to this agreement and its implication or effect.

Section 17.Notices.

(a)Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at the principal executive office of each of the Parent and the Employer, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 18.Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 19.Entire Agreement.

This Agreement, the Non-Interference Agreement and the UK Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto regarding the employment of Employee, and such agreement supersede all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter thereof.

Section 20.Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 8 through Section 25 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 21.Working Time Regulations 1998.

The Employee agrees, in accordance with the terms of Regulations 4(1) and Regulation 5 of the Working Time Regulations 1998 (the “Regulations”) that the limit in Regulation 4(1) of the

Regulations shall not apply to her employment with the Employer (the “Opt Out”). The Employee may terminate the Opt Out at any time by giving the Employer three months’ written notice to that effect.

Section 22.Disciplinary and Grievance Procedures.

The Employer’s Disciplinary and Grievance Procedures are available in the UK Employment Handbook. These procedures do not form part of the Employee’s contract of employment. Application of any such procedure is at the Employer’s discretion.

If the Employee wishes to appeal against a disciplinary decision she must do so in writing in accordance with the Employer’s disciplinary procedure.

If the Employee wishes to raise a grievance she must do so in writing in accordance with the Employer’s grievance procedure.

Section 23.Data Protection.

The Employee consents to the Company processing data relating to her for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Employee, including, as appropriate:

(a)information about the Employee’s physical or mental health or condition in order to monitor sick leave and take decisions as to her fitness for work;

(b)the Employee’s racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and

(c)in order to comply with legal requirements and obligations to third panics. The Company may make such information available to those who provide products or services to the Company (such as advisers and payroll administrators), regulatory authorities, potential purchasers of the Company or the business in which the Employee works, and as may be required by law.

The Employee consents to the transfer of such information to the Company’s business contacts outside the European Economic Area in order to further its business interests even where the country or territory in question does not maintain adequate data protection standards.

Section 24.Collective Agreements.

There are no collective agreements affecting the Employee’s terms and conditions of employment.

Section 25.Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

***

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CLOVIS ONCOLOGY, INC.

_/s/ Paul Gross______________________
By Paul Gross

Title: EVP, General Counsel and Chief Compliance Officer

CLOVIS ONCOLOGY UK LIMITED

/s/ Paul Gross______________________
By Paul Gross

Title: Director

EMPLOYEE

/s/ Lindsey Rolfe__________________
Dr. Lindsey Rolfe

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed by, or continuing employment with, Clovis Oncology, Inc., a Delaware corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

Section 1. Confidential Information.

(a) Company Group Information.  I acknowledge that, during the course of my employment, I will have access to information about the Company and its direct and indirect subsidiaries and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group.  In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and for the ten (10) year period following my termination of my employment for any reason, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information that I obtain or create.  I further agree not to make copies of such Confidential Information except as authorized by the Company.  I understand that “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential.  I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property.  Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided,  however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Confidentiality, Non-Interference, and Invention Assignment Agreement (the “Non-Interference Agreement”).

(b) Former Employer Information.  I represent that my performance of all of the terms of this Non-Interference Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

(c) Whistleblower; Defend Trade Secrets Act Disclosure.

(i) In addition, I understand that nothing in this Agreement shall be construed to prohibit me from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

(ii) I understand that the Defend Trade Secrets Act provides that I may not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In the event that I file a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

Section 2. Developments.

(a) Developments Retained and Licensed.  I have attached hereto, as Schedule A, a list describing with particularity all developments, original works of authorship, developments, improvements, and trade secrets that I can demonstrate were created or owned by me prior to the commencement of my employment (collectively referred to as “Prior Developments”), which belong solely to me or belong to me jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to the Company hereunder, or if no such list is attached, I represent that there are no such Prior Developments.  If, during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, I incorporate (or have incorporated) into a Company Group product or process a Prior Development owned by me or in which I have an interest, I hereby grant the Company, and the Company Group shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.

(b) Assignment of Developments.  I agree that I will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or have solely or jointly conceived or developed or reduced to practice, or have caused or may cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”).  I further acknowledge that all Developments made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign to the Company, or its designee, all my right, title, and interest throughout the world in and to any such Development.

(c) Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format.  The records will be available to and remain the sole property of the Company Group at all times.  I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(d) Intellectual Property Rights.  I agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation.  If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me.  I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

Section 3. Returning Company Group Documents.

I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4. Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Non-Interference Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

Section 5. Restrictions on Interfering.

(a) Non-Competition.  During the period of my employment with the Company (the “Employment Period”) and the Post-Termination Non-Compete Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities in any jurisdiction in which the Company Group is engaged in (or has demonstrable plans to commence) business activities..

(b) Non-Interference.  During the Employment Period and the Post-Termination Non-Interference Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(c) Definitions. For purposes of this Non-Interference Agreement:

(i) “Business Relation” shall mean any current or prospective client, customer, licensee, or other business relation of the Company Group, or any such relation that was a client, customer, licensee, supplier, or other business relation within the six (6) month period prior to the expiration of the Employment Period, in each case, to whom I provided services, or with whom I transacted business, or whose identity became known to me in connection with my relationship with or employment by the Company.

(ii) “Competitive Activities” shall mean any business activity that is competitive with the then-current or demonstrably planned business activities of the Company Group.

(iii) “Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group; (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring and with whom I had contact with during the Employment Period within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group.

(iv) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(v) “Post-Termination Non-Compete Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the six (6) month anniversary of such date of termination.

(vi) “Post-Termination Non-Interference Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twelve  (12) month anniversary of such date of termination.

(d) Non-Disparagement.  I agree that during the Employment Period, and at all times thereafter, I will not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from any member of the Company Group.  However, my obligations under this subparagraph (d) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

Section 6. Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the

Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company.  In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Non-Interference Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.  I acknowledge further that the restrictions and limitations set forth in this Non-Interference Agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

Section 7. Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Non-Interference Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity.  If any of the provisions of this Non-Interference Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Non-Interference Agreement, which shall be given full effect without regard to the invalid portions.  If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 8. Injunctive Relief.

I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Non-Interference Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group.  Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Non-Interference Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.  Notwithstanding any other provision to the contrary, I acknowledge and agree that the Post-Termination Non-Compete Period, or Post-Termination Non-Interference Period, as applicable, shall be tolled during any period of violation of any of the covenants in Section 5 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

Section 9. Cooperation.

I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company

Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge.  As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this paragraph.  I also agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 10. General Provisions.

(a) Governing Law and Jurisdiction.  EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS NON-INTERFERENCE AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF COLORADO APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.  FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-INTERFERENCE AGREEMENT.

(b) Entire Agreement.  This Non-Interference Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification or amendment to this Non-Interference Agreement, nor any waiver of any rights under this Non-Interference Agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Non-Interference Agreement.

(c) No Right of Continued Employment.  I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.

(d) Successors and Assigns.  This Non-Interference Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.  I expressly acknowledge and agree that this Non-Interference Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction, provided that the license granted pursuant to Section 2(a) may be assigned to any third party by the Company without my consent.

(e) Survival.  The provisions of this Non-Interference Agreement shall survive the termination of my employment with the Company and/or the assignment of this Non-Interference Agreement by the Company to any successor in interest or other assignee.

***

I, Lindsey Rolfe, have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the respective date set forth below:

Date:	February 27, 2019	/s/ Lindsey Rolfe
(Signature)

Dr. Lindsey Rolfe
(Type/Print Name)

SCHEDULE A

LIST OF PRIOR DEVELOPMENTS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM SECTION 2

Title	Date	Identifying Number or Brief Description

__X__No Developments or improvements

_____Additional Sheets Attached

Signature of Employee:   /s/ Lindsey Rolfe__________

Print Name of Employee: Dr. Lindsey Rolfe

Date: February 27, 2019

{W0833408 JBG}

CLOVIS ONCOLOGY UK LIMITED

Confidential Information, Invention Assignment and

Non-Solicitation Agreement

This CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND NON-SOLICITATION AGREEMENT (“Agreement”) is made and entered into effective this 23rd day of May, 2017, by and between Dr. Lindsey Rolfe (“Employee”) and CLOVIS ONCOLOGY UK LIMITED. (“Clovis” or “Company”).  This Agreement is intended to supersede and replace all other agreements relating to the subject matter of this Agreement that may exist between Employee and Clovis.  Employee and Clovis may be collectively referred to in this Agreement as the “Parties.”

INTRODUCTION

A.Clovis is a biotechnology company focused on acquiring, developing and commercializing innovative anti-cancer agents in the United States, Europe and throughout the world.  These activities, together with all other activities that Clovis may conduct in the future during the period that Employee is employed by the Company, are referred to in this Agreement as the “Company’s Business.”

B.In developing and carrying out the Company’s Business, Clovis has generated, developed and acquired a great deal of confidential and proprietary information which is of significant value to the Company.  Clovis has also established and developed valuable relationships with a number of important customers and vendors throughout the world and has acquired valuable and confidential information relating to these customers and vendors.  In addition, Clovis has recruited and trained a highly skilled work force and has acquired confidential information regarding the skills, experience, expertise and compensation levels of its employees and consultants which is of significant value to the Company.  Clovis has expended considerable time, effort, money and other resources in generating, developing and acquiring this valuable confidential and proprietary information and such information gives the Company competitive advantages over other entities involved in the research, design, development, testing, marketing and sale of anti-cancer agents and oncology compounds.  The unauthorized disclosure of Clovis’s confidential and proprietary information to third parties, or the unauthorized use of such information by third parties, could significantly damage the Company and seriously jeopardize the competitive advantages it now enjoys over its competitors.  It is thus Clovis’s intention and desire to protect and maintain the confidentiality of its confidential and proprietary information and to make sure that such information is used and disclosed only to the extent necessary to develop and carry out the Company’s Business.

C.Employee desires to become an employee of Clovis, or, if already an employee, desires to continue his/her present employment with the Company.  By virtue of Employee’s position with Clovis, Employee has acquired and/or will from time to time in the future acquire knowledge of confidential and proprietary information relating to the Company’s Business, its customers, vendors, employees and consultants.  Employee understands and acknowledges that this confidential and proprietary information is of significant value to Clovis and that the Company has expended considerable time, effort, money and other resources in generating, developing and acquiring this information.  Employee further understands and acknowledges that the unauthorized disclosure or use of Clovis’s confidential and proprietary information would be susceptible to immediate competitive application by a competitor of Clovis and could significantly harm the Company.

D.Clovis wishes to employ Employee, or if already employed, wishes to continue the employment of Employee but only if such employment can be maintained in a manner consistent with the protection of the Company’s confidential and proprietary information.  The Parties thus desire to provide for the protection of Clovis’s confidential and proprietary information and are entering into this Agreement to accomplish that objective.

AGREEMENT

As part of and as a condition to Employee’s continued employment with Clovis, Employee agrees to the confidentiality, invention assignment and non-solicitation provisions set forth below:

1.Protection of Trade Secrets and Confidential Information.

a.Definition of “Confidential Information.”    “Confidential Information” means all nonpublic information concerning the Company’s Business, including, but not limited to, trade secrets used, developed, or acquired by Clovis in connection with the Company’s Business.  The Confidential Information includes nonpublic technical information used, developed or acquired by Clovis including know-how, memoranda, notes, records, designs, specifications, research and development information, research results, manufacturing protocols, techniques, processes, materials, apparatus, compilations, programs, formulae, source code information or product samples; nonpublic information concerning the manner and details of Clovis’s operation, organization and management; nonpublic financial information including business projections, corporate strategic plans, financial structure and status, marketing strategy, marketing data, sales information, sales strategy and pricing data; nonpublic policies, procedures and other printed, written or computerized material generated or used in connection with the Company’s Business; nonpublic forms, contracts and other documents used in the Company’s Business; nonpublic information concerning Clovis’s customers and prospective customers including the identities of such customers, the identities of the representatives of such customers with whom Clovis deals, the details of Clovis’s relationship with such customers, the needs and preferences of such customers, the prices and fees charged to such customers, and the products purchased by such customers; nonpublic information concerning Clovis’s suppliers and contractors, including the identities of such suppliers and contractors, the identities of the representatives of the suppliers and contractors with whom Clovis deals, and the details of Clovis’s relationship with such suppliers and contractors; nonpublic information concerning Clovis’s employees and consultants, including the identities of such employees and consultants, the skills and expertise of such employees and consultants, the positions held and the work performed by such employees and consultants, and the terms and conditions of Clovis’s employment relationships with such employees and consultants, including the compensation paid to such employees and consultants; the nature and content of computer software and hardware used in the Company’s Business, whether proprietary to Clovis or used by Clovis under license from a third party; and all other nonpublic information concerning Clovis’s concepts, prospects, customers, suppliers, contractors, employees, consultants, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements.

b.Employee’s Use and Disclosure of Confidential Information.  Except in connection with and in furtherance of Employee’s work on Clovis’s behalf, Employee shall not, without Clovis’s prior written consent, at any time, directly or indirectly, use, disclose or otherwise communicate any Confidential Information to any person or entity.

c.Records Containing Confidential Information.  All documents or other records (in whatever medium recorded, including computerized and electronic records) containing Confidential Information (“Confidential Documents”) prepared by or provided to the Employee are and shall remain the sole property of Clovis.  Except with Clovis’s prior written consent, Employee shall not copy or use any Confidential Document for any purpose not directly relating to Employee’s work on Clovis’s behalf, or use, disclose or sell any Confidential Document to any person or entity other than Clovis.  Upon the termination of Employee’s employment relationship or association with Clovis or upon Clovis’s request, Employee shall immediately deliver to Clovis or its designee (and shall not keep in Employee’s possession or deliver to anyone else) all Confidential Documents (including all copies) and all other property belonging to Clovis.  In the event Employee fails or refuses to return all property belonging to Clovis upon the Company’s request, Employee authorizes Clovis to withhold from any sums owed to Employee (including unpaid compensation) the value or replacement cost of any property of Clovis in Employee’s control or possession.  This right to withhold any sums owed to Employee is in addition to all other rights available to Clovis.

d.Confidential Information Belonging to Employee’s Former Employers.  Employee shall not, during his/her employment or association with Clovis, improperly use or disclose any proprietary information or trade secrets belonging to any former employer or any third party to whom Employee owes a duty of nondisclosure.

2.Inventions.

a.Disclosure.  Upon Clovis’s request, Employee shall promptly disclose in writing to the President of the Company, or his designee, all information, ideas, observations, data and records arising out of or obtained in the course of Employee’s work with Clovis, and all those discoveries, inventions, devices, machines, processes, designs, composition of matter and improvements to any of the foregoing, that Employee learns of, conceives, develops or creates alone or with others during the term of Employee’s employment (whether or not conceived, developed or created during work hours) that directly or indirectly arise from or relate to: (i) the Company’s Business; (ii) work performed for Clovis by the Employee or any other Clovis employee; (iii) the use of Clovis’s property or time; or (iv) access to Clovis’s Confidential Information and/or Confidential Documents.

b.Assignment.  Employee assigns to Clovis, without further consideration, Employee’s entire right to any concept, idea or invention described in the preceding subparagraph, which shall be the sole and exclusive property of Clovis whether or not subject to patent, copyright, trademark or trade secret protection under applicable law (“Assignable Inventions”).  Employee also acknowledges that all original works of authorship which are made by Employee (solely or jointly with others), within the scope of Employee’s employment, and which are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101).  To the extent any such works, by operation of law, cannot be “works made for hire,” Employee assigns to Clovis all right, title, and interest in and to such works and to any related copyrights.

c.Assistance in Protecting the Assignable Inventions.  Employee agrees to assist Clovis, upon Clovis’s request and at its expense, during or after Employee’s employment, in every reasonable way, to obtain for Clovis’s own benefit, patents, trademarks, copyrights, mask work rights or other proprietary rights for the Assignable Inventions in any and all countries.  Employee further agrees to execute such papers and perform such lawful acts as Clovis deems to be necessary to allow it to exercise all rights, title, and interest in such patents, trademarks, copyrights, and mask work rights, including executing, acknowledging, and/or delivering to the Company upon request and at its expense, applications for and assignments of the Assignable Inventions, and patents, trademarks, copyrights and mask work rights to be issued therefor, in any and all countries, and to vest title thereto in Clovis or its nominee.

d.Prior Inventions.  Clovis and Employee understand and agree that all inventions made by Employee prior to Employee’s employment with Clovis are excluded from the scope of this Agreement.  To eliminate any possibility of uncertainty, Employee has set forth on Schedule A attached hereto a complete list of all of Employee’s prior inventions which are not the property of a previous employer, including the identification of all patents and patent applications, copyright, trademark and mask work registrations, and a brief description of all unregistered inventions.  Employee represents and promises that the list is complete and that, if an item is not on the list, Employee claims no right in such prior invention.  Employee agrees to notify Clovis in writing before making any disclosure or performing any work on behalf of the Company which uses or appears to threaten or conflict with proprietary rights that Employee claims in any invention.  In the event Employee fails to give such notice, Employee agrees that Employee will not make any claim against the Company with respect to any such inventions.

3.No Competing Employment While Employed By Clovis.  During the period of Employee’s employment with Clovis, Employee shall not engage, directly or indirectly, in any activities that compete with or conflict with the Company’s Business without Clovis’s prior written consent.

4.Non-Solicitation and Non-Interference.  During the period of Employee’s employment with Clovis and for the 12-month period immediately following the termination of Employee’s employment relationship with Clovis, Employee shall not do any of the following without Clovis’s prior written consent:

a.Directly or indirectly suggest, solicit, assist or encourage any employee, contractor or consultant of Clovis to terminate their employment, contractor or consulting relationship with the Company.

b.Directly or indirectly recruit, solicit for employment or attempt to hire any person who was employed by Clovis at any time during the 12-month period immediately preceding the termination of Employee’s employment relationship with Clovis to work for any person, firm or entity of or for which Employee is an officer, director, employee, consultant, independent contractor or owner of equity or other financial interest.

c.Directly or indirectly assist any other person or entity in employing or soliciting for employment any employee or consultant of Clovis.

d.Interfere or attempt to interfere with any project, transaction, agreement or business relationship in which Clovis was involved at any time during the period that Employee was employed by Clovis.

e.Directly or indirectly request or advise any past or present client, customer, contractor, vendor or investor of Clovis to withdraw, curtail, cancel, or not undertake a contractual or business relationship with Clovis.

5.Survival.  Employee’s obligations under this Agreement shall survive the termination of Employee’s employment relationship or association with Clovis.

6.Remedies.  Employee acknowledges that upon a breach of any obligation under this Agreement, Clovis may suffer immediate and irreparable harm and damage for which money alone cannot fully compensate Clovis.  Employee therefore agrees that upon any breach or threat of imminent breach of any obligation under this Agreement, Clovis shall be entitled to, in addition to any and all remedies at law (including monetary damages), the right to a restraining order, injunction, specific performance or other equitable relief, without posting any bond or other security, to prevent the violation of Employee's obligations under this Agreement.

7.Status of Employment Relationship.  Nothing contained in this Agreement shall be construed as impairing or affecting the “at will” employment relationship between the Parties.  This means that unless Employee enters into a written employment agreement with Clovis that provides otherwise, either Employee or Clovis may terminate their employment relationship at any time for any lawful reason.  Employee understands and agrees that his/her obligations under this Agreement shall continue whether or not Employee's employment relationship with Clovis is terminated voluntarily or involuntarily with or without any reason.

8.Miscellaneous.  (a) Heirs and Assigns.  This Agreement shall be binding upon Employee’s heirs, executors, administrators or other legal representatives, shall inure to the benefit of Clovis, its successors or assigns, and shall be freely assignable by Clovis, but not by Employee.  (b) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.  (c)  Severability.  If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, that invalidity or unenforceability shall not affect any other provision or application of this Agreement that can be given effect without the invalid or unenforceable provision or application.  (d) Disputes.  Any action arising from or relating in any way to this Agreement shall be brought in courts located within the State of Colorado and the Parties hereby consent to the exercise of personal jurisdiction by such courts.  (e) Opportunity to Consult with Legal Counsel.  Employee acknowledges that he/she has been encouraged and given the opportunity by the Company to consult with an attorney of his/her own choice and at his/her own expense regarding the terms and legal effect of this Agreement.

I Have Read This Agreement Carefully, Understand All of Its Provisions, and Agree to be Fully Bound by this Agreement.

EMPLOYEE:

Signature: /s/ Lindsey Rolfe__________________

Print Name: Dr. Lindsey Rolfe________________

Date: ____23 May 2017_______________          _

Address: _________________________________

_________________________________

CLOVIS ONCOLOGY UK LIMITED

By:  Paul Gross________________________________

Its: Director__________________________________

Date: 23 May 2017____________________        ____

SCHEDULE A

List of Prior Inventions and Original Works of Authorship

Excluded from Assignment to Clovis Pursuant to Section 2.d

of Confidential Information Agreement

Title of Invention or Work	Date	Identifying Number or Brief Description of Invention or Work

_X_ No inventions or improvements

___ Additional Sheets Attached

Signature of Employee/Consultant: /s/ Lindsey Rolfe________      Date: 23 May 2017

Print Name of Employee/Consultant: Dr. Lindsey Rolfe______

{W0833408 JBG}